MODIFICATION, RENEWAL AND EXTENSIONAGREEMENT

TEE STATE OF TEXAS	§

COUNTY OF HARRIS	§

This. Modification, Renewal and Extension Agreement ("Agreement”) is entered into Effective as of January 8, Z011, by and between FIRST STREET HOSPITAL, a Texas limited partnership (the "Borrower") FIRST STREET HOLDINGS ,LTD., a Texas limited partnership(the "Grantor,"), and THE BANK OF RIVER OAKS (the "Lender").

RECITALS:
•
A:           Borrower is 1- 1.-wAy obligated to pay to Lender all stuns due and owing under that Certain Promissory Note dated January 8, 2008, in the original principal amount of $750,000.00 executed by Borrower and payable to the order of Lender in accordance with the terms set forth therein (the "Note").

B.           The Note is secured by, among other instruments, the following (the "Security Instruments"):

(1)
Deed of Trust and Security Agreement of even date with the Note, executed by the Grantor to ANDY LANE, Trustee for the benefit of Lender duly recorded under County Clerk's File Number 20080033597, in the' Official Public Records of Real Property of Harris County, Texas. '

(ii)
Deed of Trust. and Security Agreement of even date with the Note, executed' by the Grantor to ANDY LANE, Trustee, for the benefit of Lender, duly recorded under County Clerk's. File Number 20080033598, in the Official Public Records Official Property of Harris County, Texas.

Assignment of Leases and Rents of even date with the Note, executed 'by Grantor to Lender, duly recorded under County Clerk's File /dumber 20080033599, in the Official Public Records of Real Property of Harris County, Texas.

(iv)
Subordinate Assignment of Leases and Rents of even date with the Note, executed by Grantor to Lender duly recorded under County Clerk's File Number 20080033600,in the Official Public Records of Real Property of Harris County, Texas.

C.           The Note is secured by the liens created or mentioned by one or more of the Security Instruments against the following described real property located in Harris County, Texas (the "Property");

Tract 1:
0.1893 acre tract of land out of Block Two (2), TOWN OF BELLAIRE, according to the map or plat thereof recorded in Volume 3, page 59 of the Map Records of Harris County, Texas, and being more fully described by metes and bounds on Exhibit "A" attached hereto,

Tract 2:
0.4821 acre tract of land in Block Three (3) of the TOWN OF BELLAIRE, according to the map or plat thereof recorded in Volume 3, page 59.ofthe Map Records' of Harris County, Texas, and also including the adjoining North 1/2 of a ten foot wide alley described* Quitclaim Deed recorded under Harris County Clerks File No S228250; said 0.4283 acre tract being more fully described by Metes and bounds on Exhibit "A" attached hereto,

Tract 3:
All rights in and to an overhead walkway or pedestrian bridge and the air space above the vertical clearance height of approximately thirteen (13) feet above that 2,380 square feet portion of Chestnut Street, Bellaire, Harris County, Texas, described in Exhibit "A" attached, and as described in that Consent to encroachment executed by the City of Bellaire. to Jacob Varon, Trustee, and First Street Holdings, Ltd. recorded under Harris County Clerk's File No. Y820021.

D.           The Note and Security Instruments were previously modified, renewed, and extended by instruments dated January 8, 2009, and January 8, 2010 duly recorded Under Harris County Clerk File Number 20090179412 and 20100061739, to which reference is hereby made for all purposes.

E.           Borrower, Grantor, and Lender have agreed to modify certain provisions of the Note and Security Instruments.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Borrower, Grantor, and Lender agree as follows:

L • Recitals, Definitions and References. The foregoing recitations are true and correct.  Each of the terms used herein, which are not otherwise defined or modified but which are defined in the Note, shall have the meaning therein ascribed to them.

2.           Outstanding Balance.  Borrower and Lender   acknowledge that  the  outstanding balance of the Note, as of the effective date hereof, is $581,250.00.

3.           Loan Increase. Borrower requests  Lender  to  increase the amount available for advance under the terms of the Note by S750,000.00. Borrower and Lender acknowledge that the Note is a revolving line of credit and therefore, Borrower promises to pay the order of Lender, the sum of S1,500,000.00, or the unpaid principal balance outstanding from all advances made under the Note in accordance with the terms of the Loon Agreement, as amended.

4.           Renewal and Extension of Maturity Date.  The maturity date of the Note is extended to January 8, 2012.   The liens created or mentioned by the Security Instruments are renewed, extended ratified, and confirmed by Borrower and Grantor in all respects, except to the extent the same have previously been released in writing by Lender.

5.           Interest Rate. Interest shall accrue en the principal balance of the Not; from and after the effective date hereof until maturity, at a rate per annum which shall from day to day be equal to the lesser of (a) Contract Rate or (b) the Mammon Rate Notwithstanding anything else herein to the contrary, prior to en Event of Default., the Contract Rate shall never be less than 5.75% per  annum.

6.           Required Payments. From and after the effective date of this Agreement, interest only, accruing and to accrue on the Note, shall be due and payable monthly as it accrues on the 8th day of each calendar-month, beginning  February 8, 2011,  and continuing regularly thereafter until January 8, 2012, when the entire amount, principal and interest then remaining unpaid, shall be due and payable.

7.           Miscellaneous.

A.         Borrower, Grantor, and Lender agree that this. Agreement modifies, renews and attends the Note and. Security Instruments, but in no way acts as a release, satisfaction, discharge, relinquishment of any of the liens, security interests and rights securing payment of the Note, including without limitation, the liens created by the Security Instruments against the Property. Borrower; Grantor, and Lender expressly agree that the intent of this Agreement is to modify, renew and extend the terms of the Note and Security Instruments and shall not constitute and shall not be construed as a novation of the note or Security Instruments. In the event of an inconsistency between this Agreement and the terms of the Note and Security Instruments, this Agreement shall govern.

B.          Borrower agrees to pay all costs and expenses incurred by Lender in connection with the execution and administration of this Agreement, the modification of the Note guild Security instruments and any other documents executed in connection herewith.

C.          Borrower and Grantor ratify, affirm, reaffirm, acknowledge, confirm, and agree that the Note and Security Instruments as herein amended, represent the valid, binding and enforceable obligations of Borrower and Grantor. Borrower and Grantor further acknowledge that there are no existing claims, defenses (personal or otherwise), or rights of setoff whatsoever with respect to the Note and that no event has occurred undue condition exists which would constitute a default under the Note, any of the Security Instruments, or this Agreement, either with or without notice or the lapse of time, or both_

D.          Notwithstanding anything to the contrary contained herein or inferred hereby, or contained in any other instrument executed by Burrower, Grantor, or Lender, or hinny other action undertaken by Borrower, Grantor, or Lender on, or before the date hereof; the agreements, covenants, and provision contained in this Agreement shall constitute the only evidence of Lender's consent to modify, renew and extend the terms and provisions of the Note and Security Instruments in the manner set forth  Otherwise, shall be inferred or implied from Lender's execution of this Agreement unless evidenced by an expressed written agreement executed by Lender. Further, Lender's execution of this Agreement shall not constitute a waiver (either express or implied) of the requirements that any further modifications of the Note or any of the Security Instruments shall require the. express written approval of Lender, no such approval (either express or implied) having been given as of the date hereof:

F.           Whenever the context so requires, references herein to the singular number shall include the plural, and likewise the plural shall include the singular, words denoting gender shall be construed to include the masculine, feminine, and neuter, where appropriate. If Borrower consists of more than one party, the obligations of each party constituting Borrower hereunder shall be joint and several.

G.          This Agreement may be executed in multiple counterparts, each of which shall constitute an original instrument, all of which will constitute one and the same agreement.

H.          THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSECQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED effective for all proposes as of the date first above written.

BORROWER:

FIRST STREET HOSPITAL, LP.

By: FIRST SURGICAL PARTNERS, LLC, a Texas limited liability company, its General Partner

By: /s/Tony Rotondo
Tony Rotondo, Member

By: /s/Jacobo Varon, MD
Jacobo Varon, MD, Member

GRANTOR:
FIRST STREET HOLDINGS, LTD.
By: FIRST STREET MANAGEMENT CORP, a Texas corporation, its General Partner

By: /s/Jacobo Varon, MD
Jacobo Varon, MD, President

LENDER:
THE BANK OF RIVER OAKS

THE STATE OF TEXAS
COUNTY OF HARRIS

This instrument was acknowledged before me on the (18) day of  (Feb) 2011, by Tony Rotondo, Member for and on behalf of First Surgical Partners, LLC, a Texas limited liability company in its capacity as the General Partner of FIRST STREET HOSPITAL, LP, a Texas limited partnership.

/s/ Brenda Tappin
Notary Public, State of Texas

THE STATE OF TEXAS
COUNTY OF HARRIS

This instrument was acknowledged before me on the (18) day of  (Feb) 2011, by Jacobo Varon, M.D., Member for and on behalf of First Surgical Partners, LLC, a Texas limited liability company in its capacity as the General Partner of FIRST STREET HOSPITAL, LP, a Texas limited partnership.

/s/ Brenda Tappin
Notary Public, State of Texas

THE STATE OF TEXAS
COUNTY OF HARRIS

This instrument was acknowledged before me on the (18) day of  (Feb) 2011, by Jacobo Varon, M.D., President for and on behalf of First Street Management Corp., , a Texas corporation in its capacity as the General Partner of FIRST STREET HOLDINGS, LTD., , a Texas limited partnership.

/s/ Brenda Tappin
Notary Public, State of Texas

AFTER RECORDATION, RETURN TO:
THE BANK OF RIVER OAKS
2348 W. Holcombe
Houston, Texas 77030
Attn:  Mark Troth

Exhibit “A”

Tract I

Field Notes

0.1893 Acres (or 8,246 square feet) out of Block 2 of the Townsite of Bellaire, in the City of Bellaire, Harris County, Texas, according to the plat of said townsite recorded in Volume3, Page 59, Harris County Map Records, and being all of Lot 25 and part of Lot 26 of said Block, said 0.1893 acre of land being more particularly described as follows:

BEGINNING at a 5/8” iron rod set for corner at the southeast corner of said Lot 25 on the north right-of-way line of Chestnut Street at its intersection with the west right-of-way line of First Street, both 60 feet wide;

THENCE West with the south line of Lot 26 and said north right-of-way line 50.00 feet to a 5/8” iron rod set for corner at the southwest corner of Lot 25 and southeast corner of Lot 24.

THENCE North, in part, with the west line of Lot 25 and the east line of Lot 24 at 135.00 feet pass the northwest corner of Lot 25 and the northeast corner of Lot 24 on the south line of Lot 26, and continue a total distance of 150.00 feet to an “X” mark cut on Bissonnet street, from which another “X” mark found on side walk bears south 0.70 foot and West 0.17 foot;

THENCE North 60° 16’ 30” East along said concrete walk with said south right-of –way line 67.58 feet to an “X” mark cut on said walk for corner at the southeast corner of Lot 26 at the intersection of said south right-of-way line with the west right-of-way line of First Street, from which another “X” mark found on said walk bears South 0.98 foot and West 0.17 foot;

THENCE South with the west line of Lot 26 and Lot 25 and with said west right-of-way line, at 44.15 feet past the southeast corner of Lot 24 and the southeast corner of Lot 25, and continue a total distance of 279.18 feet to the PLACE OF BEGINNING.

/s/Chalmers R. Miller

Registered Professional

Land Surveyor No. 4222

EXHIBIT “A”

Tract II

FIELD NOTES

0.4821 Acre (or 21,000 square feet) out of Block 3 of the Townsite of Bellaire, in the City of Bellaire, Harris County, Texas, according to the plat of said townsite recorded in Volume 3, Page 59 Harris County Map Records, and being all of Lots 1, 2 and 3 of said Block and the north half of the adjacent 10 foot Alley described in Quit Claim Deed from the City of Bellaire recorded under Harris County Clerk’s file No. S 228250m saud 0.4821 acre of land being more particularly described as follows:

BEGINNING at a 5/8” iron rod with cap found for corner at the northeast corner of said Lot 1 on the south right-of-way line of Chestnut Street at its intersection with the west right-of-way line of First Street, both 60 feet wide;

THENCE South in part with the east line of said Lot 1 with said west right-of-way, at 135.00 feet pass the southeast corner of said lot, and continuing a total distance of 140.00 feet to a 5/8” iron rod found for corner on the centerline of said alley;

THENCE West with the centerline of said alley 150.00 feet to a 5/8” iron rod found for corner, from which a ½” iron rod bears North 5.45 feet and East 0.40 feet, and from which a nail in flagging on a wood deck bears North 46° 35’ 41” East 0.97 foot;

THENCE North, at 5.00 feet pass the southwest corner of Lot 3 and the southeast corner of Lot 4, and continue a total distance of 140.00 feet to a 5/8” iron rod found for corner at the northwest corner of Lot 3 and the northeast corner of Lot 4 on the south right-of-way line of Chestnut Street;

THENCE East with the north line of Lots 3, 2, and 1 and with said south right-of-way line 150.00 feet to the PLACE OF BEGINNING.

/s/ Chalmers R. Miller,

Registered Professional

Land Surveyor No. 4222

EXHIBIT “A”

Tract III

FIELD NOTES

2380 Square Feet of land, being a strip of land 39.67 feet wide across the sixty foot wide right-of-way of Chestnut Street between Block 2 and Block 3 of the Townsite of Bellaire, plat of which is recorded in Volume 3, Page 59, Harris County Map Records, being in the City of Bellaire in Harris County, Texas, said strip of land being more particularly described as follows:

BEGINNING at a 5/8” iron rod set on the east edge of a concrete walkway on the north right-of-way line of Chestnut Street and the south line of said Block 2 from which a nail set in the expansion joint of a concrete walk at the southeast corner of Block 2 at the intersection of said north right-of-way line with the west right-of-way line of First Street bears East 10.00 feet;

THENCE South across Chestnut Street along the east face of the second floor of a brick and stucco building 60.00 feet to the point for corner on the south right-of-way from which a 5/8” iron rod with cap found at the northeast corner of Block 3 at the intersection of said south right-of-way line of First Street bears East 10.00 feet;

THENCE West with said south right-of-way line 39.67 feet to a point for corner;

THENCE North across Chestnut Street along the west face of the second floor of said building 60.00 feet to a point for corner on said north right-of-way line and the south line of Block 2;

THENCE East with said line 39.67 feet to the PLACE OF BEGINNING.

/s/ Chalmers R. Miller,

Registered Professional

Land Surveyor No. 4222